EXHIBIT 10.3

RESTATED BEST WESTERN INTERNATIONAL, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

THIS RESTATED DEFERRED COMPENSATION PLAN (the “Plan”) is hereby adopted by BEST WESTERN INTERNATIONAL, INC., an Arizona nonprofit corporation (hereinafter referred to as the “Employer”).

W I T N E S S E T H:

WHEREAS, Employer sponsors the Best Western International, Inc. Deferred Compensation Plan (the “Plan”); and

WHEREAS, Employer desires to restate the Plan in its entirety.

NOW THEREFORE, Employer hereby amends and restates the Plan by adopting this Plan document that is adopted effective as of the Amendment Effective Date and reads as follows:

ARTICLE I

Definitions

1.1 Introduction. The following terms, as heretofore and hereafter used in this Plan, shall have the meanings set forth unless the context clearly indicates a different meaning is required:

“Amendment Effective Date” means the December 1, 2016.

“Beneficiary” means a person who, pursuant to Article 4.1, is designated to receive the Participant’s Plan benefits in the event of the Participant’s death.

“Board” or “Board of Directors” means the Board of Directors of Best Western International, Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Deferred Compensation Plan Committee described in Article VI.

“Effective Date” means the Plan’s original effective date of June 1, 1997.

“Employee” means an individual employed by Employer.

“Employer” means Best Western International, Inc.

“Entry Date” means the first day of the first full pay period (or such other prospective date as is specified by the Board) occurring on or after the date the Board designates a Key Employee as being eligible to become a Participant.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Includible Compensation” means a Participant’s regular salary and the Participant’s bonus compensation that is payable in a Plan Year and treated as wages within the meaning of Code Section 3401(a) (wages subject to income tax withholding) increased by a Participant’s contributions to this Plan and any Code Section 125 or 401(k) plan maintained by Employer; Includible Compensation shall not include any distribution from the BWI 401(k) Plan, the Best Western International, Inc. Nonqualified Management Incentive Plan, the Best Western International, Inc. Long-Term Compensation Incentive Plan For Key Contributors, or any other fringe benefit plan maintained by Employer. In the event the rate of compensation paid to the Participant changes, Includible Compensation will be revised as of the effective date of the change.

In the event that an Employee becomes a Participant during a Plan Year, his/her Includible Compensation shall be calculated by including Includible Compensation paid or payable to the Participant during the entire Plan Year. Notwithstanding the foregoing provisions of this paragraph, in the event that an Employee becomes a Participant during a Plan Year, his/her salary reduction election for such year, shall apply to that only that portion of the Participant’s Includible Compensation that equals the product obtained by multiplying the Participant’s Includible Compensation for the entire Plan Year by the ratio of (1) the number of days remaining in the Plan Year after the Participant’s deferral election is made, over (2) 365.

“Key Employee” means an Employee serving in the position of Chief Executive Officer, Chief Financial Officer, Senior Vice President, or Vice President, and that the Board determines to be vital to the success of the Employer.

“BWI 401(k) Plan” means the Best Western International, Inc. 401(k) Plan and Trust.

“Participant” means a Key Employee that (a) the Board believes has a position or compensation level that allows him/her to affect or influence, through negotiation or otherwise, the design or operation of the Plan so as to eliminate the Key Employee’s need for the substantive rights and protections of ERISA, and (b) has been designated by the Board to participate in the Plan.

“Participant Accounts” means a Participant’s Pre-2005 Employee Deferral Account, Post-2004 Employee Deferral Account, Pre-2005 Vested Employer Deferral Account, Pre-2005 Non-Vested Employer Deferral Account, and Post-2004 Employer Deferral Account.

“Plan” means this Best Western International, Inc. Nonqualified Deferred Compensation Plan.

“Plan Administrator” means the persons described in Article VI.

“Plan Year” means the fiscal year beginning December 1st and ending the following November 30th. Notwithstanding the foregoing sentence, the initial Plan Year shall be referred to as the “First Plan Year” and shall be for the period June 1, 1997, to November 30, 1997; thereafter, the Plan Year shall be each twelve (12) month period described in the preceding sentence.

“Pre-2005 Employee Deferral Account” means an account established pursuant to Article 3.1(c) that is credited with deferrals that are made by a Participant to the Plan, in which the Participant is fully vested, on or before December 31, 2004, and that relates to Includible Compensation earned by the Participant before 2005.

“Post-2004 Employee Deferral Account” means an account established pursuant to Article 3.1(c) that is credited with deferrals that are made by a Participant to the Plan, after December 31, 2004, and that relates to Includible Compensation earned by the Participant after 2004.

“Pre-2005 Vested Employer Deferral Account” means an account (1) established to contain that portion of the Article 3.1(a) Plan contributions credited by the Employer to a Participant’s account, (2) that the Participant is fully vested by December 31, 2004, and (3) that relates to Includible Compensation earned by the Participant before 2005.

“Pre-2005 Non-Vested Employer Deferral Account” means an account (1) established to contain that portion of the Article 3.1(a) Plan contributions credited to a Participant’s account, (2) in which the Participant is not vested by December 31, 2004, and (3) that relates to Includible Compensation earned by the Participant before 2005.

“Post-2004 Employer Deferral Account” means an account established to contain that portion of the Article 3.1(a) deferrals, made by the Employer on behalf of a Participant, in which the Participant is not vested by December 31, 2004, and that relate to Includible Compensation earned by the Participant after 2004.

“Severance from Employment” shall be deemed to occur if the Employee dies, retires, or otherwise has a termination of employment with the Employer; provided, that Employee’s employment relationship is treated as continuing intact while on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or longer, if Employee’s right to reemployment is provided either by statute or by contract; and provided, further, that if Employee continues to provide services to the Employer in any capacity after termination or expiration of an applicable employment agreement or termination of Employee’s employment relationship with the Employer, the determination of whether a “Separation from Employment” has occurred shall be made in accordance with Code Section 409A and the regulations promulgated thereunder and the term “Employer” as used in this definition of “Separation From Service” shall include all other organizations that together with the Employer are part of a Code Section 414(b-c) control group of organizations.

“Spouse” means the spouse, if any, to whom the Participant is legally married.

“Termination Date” means the date a Participant’s active employment by Employer terminates and in which the Participant incurs a Severance from Employment.

“Total and Permanent Disability” a Participant shall be considered to have incurred a Total and Permanent Disability only if he/she has incurred a Severance from Employment, is considered totally disabled for purposes of Employer’s long term disability employee benefit plan (the “LTD Plan”), has completed the LTD Plan’s elimination period, and is eligible for and receiving benefit payments from the LTD Plan.

“Year of Service” or “Years of Service” shall mean a Plan Year in which a Participant completes at least one thousand (1,000) Hours of Service for Employer. The term “Hours of Service” shall have the same meaning as such term has for vesting purposes in the BWI 401(k) Plan. A Participant’s Years of Service for vesting purposes in the BWI 401(k) Plan before June 1, 1997 shall count as Years of Service for vesting purposes under this Plan.

ARTICLE II

Participation in the Plan

2.1 Participation. A Key Employee shall become a Participant on his/her Entry Date.

ARTICLE III

Plan Deferrals

3.1 Participant Accounts.

a. Contributions to Employer Deferral Accounts.

A Participant’s Pre-2005 Vested Employer Deferral Account shall be credited with Employer deferrals made on or before January 1, 2005, on behalf of the Participant that (1) are described in the fourth paragraph of this Article 3.1(a), (2) with respect to which the Participant is fully vested under Article 3.1(e) by December 31, 2004, and (3) that relate to Includible Compensation earned by the Participant before 2005.

A Participant’s Pre-2005 Non-Vested Employer Deferral Account shall be credited with Employer deferrals made on or before January 1, 2005, on behalf of the Participant that (1) are described in the fourth paragraph of this Article 3.1(a), (2) with respect to which the Participant is not fully vested under Article 3.1(e) by December 31, 2004, and (3) that relate to Includible Compensation earned by the Participant before 2005.

A Participant’s Post 2004 Employer Deferral Account shall be credited with Employer deferrals made on or after January 1, 2005, on behalf of the Participant that (1) are described in the fourth paragraph of this Article 3.1(a), (2) with respect to which the Participant is not fully vested under Article 3.1(e) by December 31, 2004, and (3) that relate to Includible Compensation earned by the Participant after 2004.

Amounts that the remainder of this Article 3.1(a) requires to be credited to a Participant’s Plan account shall be credited to either the Participant’s Pre-2005 Vested Employer Deferral Account, the Participant’s Pre-2005 Non-Vested Employer Deferral Account, or the Participant’s Post-2004 Employer Deferral Account, depending on when the Participant became/becomes vested in such credits and when the Includible Compensation to which the credits relate is/was earned by the Participant and deferred by the Employer. Each Plan Year the applicable Plan account of a Participant shall be credited with an amount determined as follows:

1. Employer matching contribution. If with respect to a Plan Year a Participant is an Eligible Participant and during such Plan Year he/she makes Maximum 401(k) Pre-Tax Contributions to the BWI 401(k) Plan and such contributions plus the Participant’s Plan Article 3.1(c) deferrals for the Plan Year equal or exceed six percent (6%) of the Participant’s Includible Compensation for such Plan Year, BWI will at the end of such Plan Year credit the Participant’s Post-2004 Employer Deferral Account with an amount equaling the excess of:

i. The Matching Percentage for the Plan Year multiplied by the percentage, not to exceed six percent (6%), of the Participant’s Includible Compensation deferred under the Plan during the Plan Year;

over

ii. Any matching contribution credited by the Employer for such Plan Year to the Participant’s accounts in the BWI 401(k) Plan.

Notwithstanding anything in this Plan to the contrary, in no Plan Year shall a Participant’s Post-2004 Employer Deferral Account be credited with an amount that exceeds the elective deferral limit under Code Section 402(g) (determine without regard to catch-up contributions under Section 414(v)) for the calendar year in which the Plan Year ends.

For purposes of this Section 3.1(a)(1), the term “Eligible Participant” means an individual who either (1) completes a Year of Service during the Plan Year and remains an Employee on the last day of the Plan Year, or (2) while an Employee during the Plan Year dies, incurs a Total and Permanent Disability, or retires from employment with Employer on or after attaining age sixty-five.

For purposes of this Section 3.1(a)(1), the term “Matching Percentage” means the matching contribution percentage determined for a Plan Year by the Board in its sole and absolute discretion. If for a Plan Year the Board fails to specify the Matching Percentage, the matching contribution rate applicable in the BWI 401(k) Plan (for the plan year of the BWI 401(k) Plan that ends with or within the Plan Year) to Participants shall be the Matching Percentage for such Plan Year.

For purposes of this Section 3.1(a)(1), the term “Maximum 401(k) Pre-Tax Contributions” means, effective December 1, 2005, the maximum amount of pre-tax contributions that the Participant is allowed, during the calendar year in which the Plan Year ends, to make to the BWI 401(k) Plan (including, if the Participant is age 50 or older during such calendar year, catch-up contributions as described in Code Section 414(v)) pursuant to the terms of the BWI 401(k) Plan and Code Sections 401(k)(3) and 402(g).

2. Employer three percent non-elective contribution. If a Participant has completed a Year of Service before a Plan Year ends and during such Plan Year the Participant is an Eligible Participant who has made Plan Article 3.1(c) deferrals for the Plan Year equal to or exceeding two percent (2%) of his/her Participant’s Includible Compensation for such Plan Year, Employer shall credit the Participant’s applicable Employer Deferral Account with an amount equal to three percent (3%) of that portion of the Participant’s Includible Compensation for the Plan Year that exceeds the Code Section 401(a)(17) limit (in effect on the first day of the Plan Year) on compensation applicable to the BWI 401(k) Plan during the same year.

3. Employer Social Security make-whole contribution. If a Participant is an Eligible Participant in a Plan Year and he/she has made Plan Article 3.1(c) deferrals for the Plan Year equal to or exceeding two percent (2%) of his/her Participant’s Includible Compensation for such Plan Year, Employer shall credit the Participant’s applicable Employer Deferral Account with an amount equal to the product of (i) the rate of old age survivors and disability insurance tax under Code Section 3101 that is in effect at the beginning of a Plan Year, multiplied by (ii) that portion of Includible Compensation for a Plan Year that exceeds the social security taxable wage base in effect at the beginning of the Plan Year.

And

4. Employer additional matching contribution. Unless within ninety days after the end of a Plan Year the Board affirmatively resolves not to make the following contribution on behalf of one or more participants specified in the Board resolution, each Plan Year the Employer shall credit the Post 2004 Employer Deferral Account of each Eligible Participant with an additional matching contribution calculated as follows:

[(A x B) – (C + D)] = Employer additional matching contribution

Where	“A” =	the Matching Percentage for the Plan Year.
“B” = “C” =

the Participant’s Includible Compensation for the Plan Year.

the product obtained by multiplying the Matching Percentage by the Code Section 401(a)(17) dollar compensation limit in effect at the beginning of the Plan Year.

	“D” =	the elective deferral limit under Code Section 402(g) (determine without regard to catch-up contributions under Section 414(v)) for the calendar year in which the Plan Year ends.

b. Reserved.

c. Contributions to Employee Deferral Accounts.

(i) Prior to the beginning of each Plan Year, a Participant employed by Employer may elect to have a specified percentage (not to exceed twenty percent (20%)) of his/her base compensation that is part of the Participant’s Includible Compensation, and earned and payable to the Participant in the following calendar year, not paid to him/her but instead deferred and credited to his/her Post-2004 Employee Deferral Account.

(ii) Prior to the beginning of a Plan Year, a Participant employed by Employer may elect to have a specific percentage (not to exceed twenty percent (20%)) of the Participant’s bonus compensation, that is part of the Participant’s Includible Compensation, and earned in the following Plan Year and paid after the end of such following Plan Year, not paid to him/her, but instead deferred and credited to his/her Post-2004 Employee Deferral Account.

(iii) If after a Plan Year begins and Employee becomes a Participant, he/she may make a deferral election to the extent allowed by Treasury Regulation Section 1.409A-2(a).

(iv) Any deferral election made by a Participant will be a continuing election applicable to each following calendar year (as to base compensation deferrals) and Plan Year (as to bonus compensation deferrals) unless changed before the beginning of the applicable calendar year or Plan Year.

d. Reserved.

e. Vesting In Accounts.

A Participant shall at all times be fully vested in his/her Pre-2005 Vested Employer Deferral Account, his/her Pre-2005 Employee Deferral Account, and his/her Post-2004 Employee Deferral Account. A Participant shall become, if not already fully vested, fully vested in his/her Pre-2005 Non-Vested Employer Deferral Account and his/her Post-2004 Employer Deferral Account, if he/she incurs a Severance from Employment due to death or Total and Permanent Disability. A Participant who incurs a Severance from Employment for reasons other than death or Total and Permanent Disability shall become vested in his/her Pre-2005 Non-Vested Employer Deferral Account and his/her Post-2004 Employer Deferral Account in the following percentage based on his/her completed Years of Service:

Completed Years of Service	Vested Percentage
less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more years	100%

f. Deemed Investment Earnings.

Each Plan Year the Participant Accounts of a Participant will be increased by an amount equal to the deemed investment earnings of such accounts. The deemed investment earnings of the Participant Accounts of a Participant during a Plan Year shall be the greater of:

1.	The deemed rate of return earned by the Participant’s deemed investment of such accounts during the Plan Year. The Plan Administrator shall adopt rules and regulations governing the deemed investment of a Participant’s Participant Accounts.

or

2.	An amount equaling the sum produced by adding together the product obtained for each Deferral Date using the formula A x B x C wherein:

“A” means the amounts credited to the Participant Accounts at the end of a Deferral Date.

“B” means the lesser of:

(i)	seven percent (7%) simple interest

or

(ii)	the “ask yield” for the thirty (30) year Treasury Bond issued most recently before the first day of the Plan Year.

“C” means the fraction determined as follows:

Number of days from the Deferral

Date until the end of the Plan Year +1

365

provided that the denominator of the fraction shall be 183 in the First Plan Year

and

“Deferral Date” means each day in the Plan Year that deferrals are credited to the Participant Accounts.

ARTICLE IV

Payment of Plan Benefits

4.1 Termination of Plan Participation and Payment of Vested Plan Benefits.

a.1. Distribution, Due to Death or Any Other Reason, of Participant’s Pre-2005 Employee Deferral Account.

The amount credited to a Participant’s Pre-2005 Employee Deferral, less applicable tax withholding, shall be paid to the Participant or, in a proper case, his/her designated Beneficiary, in one lump sum payment as soon as practicable following the Participant’s Termination Date.

a.2. Distribution, Due to Other than Death, of Participant’s Post-2004 Employee Deferral Account.

If the Participant’s Severance from Employment occurs due to other than the Participant’s death, the amount credited to a Participant’s Post-2004 Employee Deferral Account shall, less applicable tax withholdings, be paid to the Participant in annual cash installment(s) over one, two, three, four, or five years, as selected by the Participant before the later of (i) December 1, 2004, or (ii) the date the Participant first becomes a Plan Participant. Payment in one installment, or the first installment of a series of installments, shall commence during the second calendar month following the Participant’s Termination Date, and if the Participant has selected a series of installment payments pursuant to the preceding sentence, succeeding annual installment payments shall be paid during the calendar month in which occurs the anniversary(ies) of the first installment payment. If the Participant elects a series of installment payments from his/her account, the amount of each installment payable to the Participant shall be the number obtained by dividing (i) the amount credited to the account, by (ii) the number of installments remaining to be paid to the Participant.

a.3 Distribution, Due to Other Than Death, of Participant’s Pre-2005 Non-Vested Employer Deferral Account and Post-2004 Employer Deferral Account.

If the Participant’s Severance from Employment occurs due to other than the Participant’s death, the vested amount credited to a Participant’s Pre-2005 Non-Vested Employer Deferral Account and Post-2004 Employer Deferral Account shall, less applicable tax withholdings, be paid to the Participant in a lump sum, or in annual cash installment(s) over one, two, three, four or five years, as selected by the Participant before the later of (i) December 1, 2004, or (ii) the date the Participant first becomes a Plan Participant. Payment in one installment, or the first installment of a series of installments, shall commence during the second calendar month following the Participant’s Termination Date, and if the Participant has selected a series of installment payments pursuant to the preceding sentence, succeeding annual installment payments shall be paid during the calendar month in which occurs the anniversary(ies) of the first installment payment. If the Participant elects a series of installment payments from his/her account, the amount of each installment payable to the Participant shall be the number obtained by dividing (i) the amount credited to the account, by (ii) the number of installments remaining to be paid to the Participant.

a.4. Distribution Due to Death or Any Other Reason, of Participant’s Pre-2005 Vested Employer Deferral Account.

The amount credited to a Participant’s Pre-2005 Vested Employer Deferral Account, less applicable tax withholdings, shall be paid to the Participant, or in a proper case, his/her designated Beneficiary in twenty (20) annual installments. The amount of an annual installment shall be determined as follows:

Installment	( Number of installment )	Amount Credited to
Amount =	( payments previously +1 ) x	Participant’s Employer
	( made to Participant )	Deferral Account
(20) Date

The first installment shall commence during the sixty-day period following the end of the Plan Year containing the second anniversary of the Participant’s Termination Date. Notwithstanding the foregoing, the Plan Administrator may, in its sole and absolute discretion, and after obtaining legal advice, decide to accelerate the commencement of the payment(s) or make the payment in a lump sum distribution or in less than twenty (20) installments.

a.5. Distribution, Due to Death, of Participant’s Post-2004 Employee Deferral Account.

If the Participant’s Severance from Employment occurs due to the Participant’s death, the amount credited to a Participant’s Post-2004 Employee Deferral Account shall, less applicable tax withholdings, be paid to the Participant’s Beneficiary(ies) in cash installment(s) over one, two, three, four, or five years, as selected by the Participant before the later of (i) December 1, 2004, or (ii) the date the Participant first becomes a Plan Participant. Payment in one installment, or the first installment of a series of installments, shall commence during second calendar month following the Participant’s Termination Date. If the Participant has selected a series of installment payments pursuant to the preceding section, succeeding annual installment payments shall be paid during the calendar month in which occurs the anniversary(ies) of the first installment payment. If the Participant elects a series of installment payments from his/her account, the amount of each installment to the Participant’s Beneficiary(ies) shall be the number obtained by dividing (i) the amount credited to the account, by (ii) the number of installments remaining to be paid to the Participant.

a.6. Distribution, Due to Death, of Participant’s Pre-2005 Non-Vested Employer Deferral Account and Post-2004 Employer Deferral Account.

If the Participant’s Severance from Employment occurs due to the Participant’s death, the amount credited to a Participant’s Pre-2005 Non-Vested Employer Deferral Account and Post-2004 Employer Deferral Account shall, less applicable tax withholdings, be paid to the Participant’s Beneficiary(ies) in annual cash installment(s) over one, two, three, four or five years, as selected by the Participant before the later of (i) December 1, 2004, or (ii) the date the Participant first becomes a Plan Participant. Payment in one installment, or the first installment of a series of installments, shall commence during the second calendar month following the Participant’s Termination Date. If the Participant has selected a series of installment payments pursuant to the preceding section, succeeding annual installment payments shall be paid during the calendar month in which occurs the anniversary(ies) of the first installment payment. If the Participant elects a series of installment payments from his/her account, the amount of each installment payable to the Participant’s Beneficary(ies) shall be the number obtained by dividing (i) the amount credited to the account, by (ii) the number of installments remaining to be paid to the Participant.

b. In-Service Distribution of Pre-2005 Employee Deferral Account and Pre-2005 Vested Employer Deferral Account.

Notwithstanding Section 4.1(a) prior to January 1, 2005, a Participant may, before becoming a Participant, request that an amount equal to a specified percentage of the vested portion of his/her Pre-2005 Employee Deferral Account and Pre-2005 Vested Employer Deferral Account (the “Distribution Amount”) be paid to him/her at a specified future date or dates, in one or more future Plan Years, provided that a payment in any Plan Year shall not exceed ten percent (10%) of the vested portion of his/her Pre-2005 Employee Deferral Account and Pre-2005 Vested Employer Deferral Account. If made, this election will be irrevocable unless (1) the Participant revokes the election at least twenty-four (24) months in advance of the specified distribution date, (2) the Plan Administrator consents to the revocation, and (3) the Participant forfeits ten percent (10%) of the amount credited to his/her Employee Deferral Account at the time of the revocation. If the requirements/sanctions of clauses (1-3) of the preceding sentence are satisfied, the Participant may revoke a prior election with respect to the Distribution Amount and at the same time make a new election to receive a specified percentage of the Distribution Amount in one or more specified future Plan Years, provided that (1) no payment may be made before the date that is at least twenty-four (24) months after the date of the new election, and (2) no payment in any Plan Year shall exceed ten percent (10%) (determined at the date of the distribution) of the then vested portion of the Pre-2005 Employee Deferral Account and Pre-2005 Vested Employer Deferral Account of the Participant.

c. Additional Death Distribution Rules.

c.1. Beneficiary and Beneficiary Designation.

Subject to the remaining sentences of this paragraph, if a Participant dies before all his/her vested Plan benefits have been paid, the Participant’s Spouse shall be his/her primary Beneficiary unless the Participant has no Spouse. If no primary Beneficiary survives the Participant, no primary Beneficiary is properly designated by the Participant, or no primary Beneficiary is living at the time all or a portion of the Participant’s unpaid vested Plan benefits are payable, the Participant’s unpaid vested Plan benefits (1) that are attributable to the Participant’s Pre-2005 Employee Deferral Account and Pre-2005 Vested Employer Deferral Account, shall be paid to the Participant’s estate in a single sum payment on the date that is determined by Employer and which is within the calendar year following the calendar year in which the Participant dies, and (2) that are attributable to the Participant’s Pre-2005 Non-Vested Employer Deferral Account, Post-2004 Employer Deferral Account, and Post- 2004 Employee Deferral Account shall be paid to the Participant’s estate according to the form of death benefit distribution elected by the Participant. If he/she desires, a Participant can designate one or more non-spouse primary Beneficiaries who shall receive:

i. up to fifty percent (50%) of the Participant’s unpaid vested Plan benefits,

ii. up to one hundred percent (100%) of the Participant’s unpaid vested Plan benefits, provided the Participant’s Spouse, if any, consents in writing to the designation of the non-spouse primary Beneficiary(ies), and such consent is made on a form approved by, and delivered to, the Committee, or

iii. the percentage of the Participant’s unpaid vested Plan benefits that the Participant establishes, to the satisfaction of the Plan Administrator, as not being the community property of his/her Spouse.

A Participant’s designation of a primary Beneficiary must be on a form approved by, and delivered to, the Plan Administrator. The Plan Administrator may conclusively rely upon the last Beneficiary designation delivered to it and shall not be liable to the Participant’s estate or any other individual on account of payment in accordance with the terms of such designation. If no primary Beneficiary survives the Participant, no primary Beneficiary is properly designated by the Participant, or no primary Beneficiary is living at the time all or a portion of the Participant’s unpaid vested Plan benefits are payable, the Participant’s unpaid vested Plan benefits shall be paid to the Participant’s estate in a single sum payment on the date that is determined by Employer and which is within the calendar year following the calendar year in which the Participant dies.

If a Beneficiary entitled to receive benefits under the Plan is a minor or other protected person as defined by A.R.S. § 14-5101, the Plan Administrator may direct payment of such benefits to the conservator or legal representative of such minor or protected person. The Plan Administrator may require proof of incompetency, minority, or conservatorship as it may deem appropriate prior to distribution of any death benefits. Such distributions shall completely discharge the Plan Administrator and Employer from all liability with respect to such payments.

c.2. Distribution Due to, or after, Death From Pre-2005 Employee Deferral Account and Pre-2005 Vested Employer Deferral Account.

If a Participant’s Termination Date is due to his/her death or the Participant dies after commencement but before payment of all his/her vested Plan benefits, the unpaid portion of the vested amount credited to the Participant’s Pre-2005 Employee Deferral Account and Pre-2005 Vested Employer Deferral Account shall be paid to, or continue to be paid to, according to the applicable distribution rules of Article 4.1(a)(1),(a)(4), and (c) that apply to such accounts. If one or more of the Participant’s designated primary Beneficiaries dies before all Plan benefits are paid, the remaining unpaid vested Plan benefits shall be divided among the remaining designated primary Beneficiaries on a pro rata basis (determined using the percentage of benefits otherwise payable to the remaining primary Beneficiaries) and be paid to such Beneficiaries according to the applicable distribution methods described in Article 4.1(a)(1), (a)(4), and (c) that apply to such accounts. Thus, for example, if the Participant dies after receiving the third installment of the twenty (20) year payout of the Participant’s Pre-2005 Vested Employer Deferral Account, the remaining vested portion of such accounts shall be paid to the Participant’s surviving primary Beneficiaries in seventeen (17) annual installments. Notwithstanding the foregoing, the Board, in its complete and absolute discretion, may decide to accelerate the payment of benefits to a Participant’s Beneficiaries.

c.3. Distribution Due To, or After, Death From Post-2004 Employee Deferral Account, Pre-2005 Non-Vested Employer Deferral Account and Post-2005 Employer Deferral Account.

If the Participant’s Termination Date is the result of the Participant’s death, or if the Participant dies after commencement but before payment of all the Participant’s vested Plan benefits, the vested unpaid amount credited to a Participant’s Pre-2005 Non-Vested Employer Deferral Account, Post-2004 Employer Deferral Account, and Post-2004 Employee Deferral Account shall be paid, or shall continue to be paid in the case of installment payments that have already commenced, in a lump sum, or in annual cash installments over one, two, three, four or five years, as selected by the Participant before the later of (i) December 1, 2004, or (ii) on or before the date the Participant first becomes a Plan Participant. Payment of a lump sum or an installment shall commence within forty-five (45) days of a Participant’s Termination Date, and if the Participant has selected an installment payout pursuant to the preceding sentence, succeeding annual installment payments shall be paid during the month in which occurs the anniversary(ies) of the first installment payment. Notwithstanding the foregoing, if one or more of the Participant’s primary Beneficiaries dies before all Plan benefits are paid, the remaining unpaid vested Plan benefits shall be divided among the remaining designated primary Beneficiaries on a pro rata basis (determined using the percentage of benefits otherwise payable to the remaining designated primary Beneficiaries) and be paid to such Beneficiaries according to the above-described applicable distribution method. Thus, for example, if the Participant dies after receiving the third installment of a five (5) year payout of the vested portion of the Participant’s Post-2004 Employer Deferral Account, Post-2004 Employee Deferral Account, and Pre-2005 Non-Vested Employer Deferral Account, the remaining vested portion of such accounts shall be paid to the Participant’s surviving primary Beneficiaries in two (2) annual installments.

c.4. Beneficiary Designations.

Subject to the rules of Section 4.1(c)(1), a Participant may designate a new primary Beneficiary at any time by filing a new designation with the BWI Human Resources Department on the form prescribed by the Plan Administrator. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. Once a new Beneficiary designation form is filed, it shall be deemed effective as of the date the Participant signed such designation form, whether or not the Participant is living at the time the Plan Administrator receives such form; provided, however, that: (i) the amount of payments to the Beneficiary(ies) specified on the newly filed Beneficiary designation form shall be reduced by payments made to other individuals or entities prior to the BWI Human Resources Department’s receipt of such form, and (ii) the Plan Administrator, the Employer, and their designates, shall not be liable by reason of any payment of a Participant’s Participant Accounts made before receipt of such form. If the Plan Administrator shall be in doubt as to the right of any claimant, the amount in question may be paid to the estate of a deceased Participant, in which event the Plan Administrator, the Employer, and their designates, shall not be under any further liability to anyone with respect to the such Participant’s Participant Accounts.

d. Exception To Distribution Rules For Key Employees of a Publicly Traded Company.

Notwithstanding any other provision of this Plan to the contrary, if the payment of a Participant’s Post-2004 Employee Deferral Account, Pre-2005 Non-Vested Employer Deferral Account, or Post-2004 Employer Deferral Account Benefits is subject to Code Section 409A, (1) neither the Participant nor the Employer shall have the right to accelerate, or defer, any payment of such benefits, (2) benefits shall be paid out of the Employer’s general assets, (3) payment of such accounts shall not commence until the first regular Employer payday in the seventh (7th) month following the month in which Employee’s Severance from Employment occurs if (i) Employee is a Code Section 416(i) key employee (determined without regard to Code Section 416(i)(5) which treats a key employee’s beneficiary as a key employee) of the Employer at any time during the twelve month period ending on August 31st of the calendar year preceding the calendar year in which payment of benefits comments, and (ii) any Employer stock is publicly traded on an established securities market or otherwise on the date of Employee’s Severance from Employment. For purposes of this Section 4.1(d), the term “Employer” shall include all other organizations that together with the Employer are part of a Code Section 414(b-c) control group of organizations.

4.2 Divorce of a Participant. Notwithstanding the non-assignability provisions of Article IX and/or any other provisions of the Plan to the contrary, if a Participant is legally divorced or separated from his/her former Spouse and pursuant to a court order all or a part of the vested portion of the Participant’s Participant Accounts is allocated to such Spouse, such portion shall be transferred to Participant Accounts established for the Spouse and amounts credited to such account (adjusted for investment earnings and losses thereon) shall be paid to the ex-Spouse, or the ex-Spouse’s beneficiary, in the same manner as payments are made to the Participant; such payments shall be made within thirty (30) days of the date that payments of the Participant’s Participant Accounts are paid to the Participant or the Participant’s Beneficiary under Article IV. The Plan Administrator shall attempt to advise the Participant to seek advice as to the taxation of Plan monies paid to the Participant’s ex-Spouse pursuant to this Article 4.2.

ARTICLE V

Withdrawals

5.1 Withdrawals.

a. Reserved.

ARTICLE VI

Deferred Compensation Plan Administrator

6.1 Plan Administrator Powers.

a. The general administration of the Plan shall be delegated to the members of the Board and which shall be the Plan Administrator unless the Board delegates the administration to a Deferred Compensation Plan Committee. If administration is delegated to the Committee, it shall be composed of at least three (3) members (or such other number as determined by the Employer’s Board). The Employer’s Board shall, in its discretion, appoint and remove Committee members.

The Plan Administrator shall have full discretionary power and authority to operate and administer the Plan, to interpret and construe the Plan so as to determine all factual and non-factual questions arising under or in connection with all Plan matters including, but not limited to, an individual’s Plan benefits and/or eligibility; and to, from time to time, prescribe and amend rules and regulations for such administration. Whenever directions, designations, applications, requests or other notices are to be given by a Participant under the Plan, they shall be on forms prescribed by the Plan Administrator and shall be filed in such manner as shall be specified by the Plan Administrator.

The Plan Administrator may act to correct any defect, supply any omission, or reconcile any inconsistency in the terms of the Plan. The Plan Administrator’s decisions, interpretations, constructions, determinations, and all other actions shall be final and binding on all parties.

b. In addition to the foregoing powers, the Plan Administrator shall have the power (1) to change or waive any requirements of the Plan to conform with the law, provided such change does not increase or is not reasonably expected to increase the cost to the Employer of maintaining the Plan; (2) to appoint such committees with such powers as it shall determine; (3) if a Committee is the Plan Administrator, the Committee shall determine the times and places for holding meetings of the Committee and the notice to be given of such meetings; (4) if a Committee is the Plan Administrator, the Committee shall determine the number of Committee members at the time in office that shall constitute a quorum for the transaction of business at the meeting, which shall not be less than two-thirds (2/3) of the members, excluding ex-officio members, at the time in office, (5) to employ such agents, assistants, counsel (who may be counsel to the Employer) and such clerical and other service providers as the Plan Administrator may require in carrying out the provisions of the Plan; and (6) if a Committee is the Plan Administrator, the Committee shall authorize one or more of their number or any agent to execute or deliver any instrument on behalf of the Committee.

c. If a Committee is a Plan Administrator, Committee action as to all matters requiring the exercise of discretion by the Committee shall, if taken at a meeting of the Committee, be by the vote of a majority of the members of the Committee and, if not taken at a meeting, shall be by the agreement of a majority of the members of the Committee. Ministerial duties in connection with the administration of the Plan may be delegated by the Plan Administrator to any member or members thereof or to such agent or agents as it may select.

d. The Plan Administrator (and if a Committee is the Plan Administrator, members of the Committee) and the Employer and its officers and governors shall be entitled to rely upon all valuations, certificates and reports furnished by sponsors of the various investment options, upon all certificates and reports made by an accountant and upon all opinions given by any legal counsel selected or approved by Employer. The Plan Administrator (and members of the

Committee, if a Committee is the Plan Administrator) and the Employer and its officers and governors shall be fully protected in respect of any action taken or suffered by them in good faith in reliance upon such valuations, certificates, reports, opinions, or other advice of any such accountant or counsel, and all action so taken or suffered is to be conclusive upon each of them and upon all Participants, Beneficiaries, and other persons.

ARTICLE VII

Administrative Actions by the Plan Administrator

7.1 Statement of Participant’s Account. The Plan Administrator or the Employer may, within two hundred forty days after the end of a Plan Year, mail to each Participant a statement setting forth the Participant Accounts of such Participant as of the end of such year. Such statement shall be deemed to have been accepted as correct unless written notice to the contrary is received by the Plan Administrator or the Employer, whichever mailed such statement, within thirty (30) days after the mailing of such statement to the Participant.

7.2 Delivery of Notices, Reports, and Statements to Participants. All notices, reports, and statements given, made, delivered, or transmitted to a Participant or Beneficiary shall be deemed duly given, made, delivered, or transmitted when mailed, by such class as the sender may deem appropriate, with postage prepaid and addressed to the Participant at the address last appearing on the records of the Employer with respect to this Plan.

7.3 Delivery of Notices, Directions, and Communications to the Plan Administrator. All notices, directions, or other communications given, made, delivered, or transmitted by a Participant to the Plan Administrator or Employer, as the case may be, shall not be deemed to have been duly given, made, delivered, transmitted, or received unless and until actually received by the Plan Administrator or by the Employer, as the case may be.

7.4 Plan Administrator and Employer Records Conclusive. Subject to the provisions of this Article VII, the records of the Plan Administrator and the Employer shall be conclusive in respect to all matters involved in the administration of this Plan.

7.5 Payment of Expenses. All costs and expenses incurred in administering this Plan, including the fees and expenses of the Plan Administrator, shall be paid by the Employer, unless specified herein to the contrary.

7.6 Limitation of Liability. No director, member of the Board of Directors, officer, or Employee of the Employer shall be personally liable for any act or omission to act in connection with the operation or administration of the Plan, except for his/her own willful misconduct or gross negligence.

7.7 Recognition of Participant’s Agent. The Plan Administrator shall not be bound to recognize the authority or agency of any party for a Participant unless and until it shall receive documentary evidence thereof in form and substance satisfactory to it and thereafter from time to time, as the Plan Administrator may require, further documentary evidence disclosing the status of any agency.

7.8 Legal Actions. In any action or application to the courts, only the Employer shall be a necessary party and no other person, firm, or corporation shall be entitled to any notice or process. Any final judgment entered on such action or proceeding shall be conclusive upon all persons claiming under the Plan. Every right of action by any Participant or former Participant with respect to the Plan shall, irrespective of the place where such action may be brought, cease and be barred by the expiration of three (3) years from the Participant’s Termination Date.

7.9 Construction of Plan. To the extent not preempted by ERISA, this Plan shall be governed and construed in accordance with the laws of the State of Arizona.

7.10 No Affect on Employment. Nothing in this Plan shall be deemed or construed to impair or affect in any manner whatsoever the right of Employer, in its discretion, to for any reason discharge or terminate the employment of an Employee.

7.11 Benefit Claims Procedure. Any claim for benefits under the Plan shall be made in writing to the Plan Administrator. If such claim for benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time not to exceed ninety (90) days after receipt of the claim, notify the Participant or Beneficiary or other party making the claim (the “Claimant”) of the denial of the claim. Such notice of denial (a) shall be in writing, (b) shall be written in a manner calculated to be understood by the Claimant, and (c) shall contain (1) the specific reason or reasons for denial of the claim, (2) a specific reference to the pertinent Plan provisions upon which the denial is based, (3) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (4) an explanation of the claim review procedures and the time limits applicable to such procedures and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination upon review. The ninety (90) day period may, under special circumstances, be extended up to an additional ninety (90) days upon written notice of such extension to the Claimant which notice shall specify the extraordinary circumstances and the extended date of the decision. Notice of extension must be given prior to expiration of the initial ninety (90) day period. The extension notice shall indicate the special circumstances that require an extension of time and the date by which the Plan Administrator expects to render a decision on the claim. If the claim is denied the Claimant may file a request for review as provided in the next paragraph.

Within sixty (60) days after the receipt of the decision denying a claim by the Claimant, the Claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claim for benefits. The Claimant or his/her duly authorized representative may review pertinent documents and submit issues and comments in writing to the Plan Administrator in connection with the review.

The Plan Administrator shall deliver to the Claimant a written decision on the review of the denial within a reasonable period of time not to exceed sixty (60) days after the receipt of the aforesaid request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) which require an extension of time for processing, the aforesaid sixty (60) day period shall, upon written notice to the Claimant be extended an additional sixty (60) days. Notice of an extension shall be given within the initial sixty (60) day review period. The extension notice shall indicate the special circumstances that require an extension of time and the date by which the Plan Administrator expects to render a decision upon review.

Upon review the Claimant shall be given the opportunity to (a) submit written comments, documents, records, and other information relating to its claim, and (b) request and receive, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to applicable ERISA regulations. The review of a denied claim shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The decision on review shall be written in a manner calculated to be understood by the Claimant and, if adverse, shall (a) include the specific reason or reasons for the decision, (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (c) contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits (whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to applicable ERISA Regulations), and (d) contain a statement describing the Claimant’s right to bring an action under ERISA Section 502(a).

ARTICLE VIII

Modification and Termination

8.1 Modification and Termination. Notwithstanding that a Key Employee has become a Participant and thereafter performed services for Employer, the Board of Directors shall, without giving prior notice to any Participant, have the right to (a) at any time terminate this Plan by adopting a Board resolution to terminate the Plan, and (b) at any time, and in any manner, amend the terms of the Plan by adopting a written amendment thereto. Notwithstanding the foregoing, neither a Plan amendment nor the termination of the Plan shall cause a decrease to the then balance credited to the Participant’s Accounts of any Participant. Any such termination or amendment shall be effective at such date as the Board of Directors shall determine. If the Plan is terminated, no additional deferrals shall be permitted thereunder and Plan benefits shall be paid out according to the terms of the Plan.

ARTICLE IX

Non-Assignability

9.1 Non-Assignability. The right of a Participant, or any other person, to the payment of deferred compensation or other benefits under this Plan, as well as such Participant or person’s interest in his/her Participant Accounts shall not be subject to anticipation, assignment, pledge, or charge in whole or in part (except as specifically allowed in the Plan), either directly or by operation of law or otherwise, including but without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, but excluding devolution by death or mental incompetency, and any attempt to anticipate, assign, pledge, or charge (except as specifically allowed in the Plan) any such right or interest shall be void and no right or interest of any Participant under this Plan or in his/her Participant Accounts shall be liable for or subject to any obligation or liability or tort of such Participant. If any Participant shall attempt to anticipate, assign, pledge or charge (except as specifically provided in this Plan) any of his/her rights or interests hereunder or if such rights or interests shall be subjected to execution, levy, garnishment, attachment, pledge or bankruptcy, then such rights and interests shall, in the discretion of the Employer, cease and terminate and, in that event, the Employer may hold or apply the same or any part thereof to or for the benefit of such Participant or his/her designated Beneficiary in such manner and in such proportion as the Employer may think proper.

ARTICLE X

No Plan Administrator Responsibility for Employer Action

10.1 No Plan Administrator Responsibility for Employer Action. The Plan Administrator shall not have any obligation or responsibility with respect to any action required by this Plan to be taken by the Employer or any Participant, or for the failure of any of the above to act or make any deferral or to otherwise provide any benefit herein contemplated, nor shall the Plan Administrator be required to collect any deferral required herein, or determine the correctness or the amount of any deferral delivered by the Employer.

ARTICLE XI

Indemnity of Committee

11.1 Indemnity of Committee. Neither the Plan Administrator, nor a member of the Committee, if the Plan Administrator is a Committee, shall incur any personal liability of any nature in connection with any act that is not a criminal act, or the result of willful misconduct and that is done or omitted to be done in good faith in the administration of this Plan, and the Plan Administrator, or the members of the Committee, if the Plan Administrator is a Committee, and each of them, shall be indemnified and saved harmless by the Employer for, from, and against any and all liability to which the Plan Administrator, or the Committee, if the Plan Administrator is a Committee, or the members thereof, may be subjected by reason of any such act, provided such act is not a criminal act and does not constitute willful misconduct, or conduct in their official capacity, including all expenses reasonably incurred in their defense, in case the Employer fails to provide such defense.

ARTICLE XII

Contract

12.1 Contract. This Plan shall constitute a binding and effective agreement between the Employer and the Participant according to the terms of this Plan.

ARTICLE XIII

Successors

13.1 Successors. This Plan shall be binding upon all persons entitled to benefits hereunder, their respective heirs and legal representatives, and upon the Employer, and its successors and assigns.

ARTICLE XIV

Unsecured Benefits

14.1 Unsecured Creditor. A Participant’s rights to Plan benefits represent rights of only a general unsecured creditor of the Employer. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. It is the intention of the Employer that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE XV

General

15.1 Headings as a Guide. The headings of this Plan are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

15.2 Pronouns. When necessary to the meaning hereof, either the masculine or the neuter pronoun shall be deemed to include the masculine, the feminine, and the neuter, and the singular shall be deemed to include the plural.

15.3 Section 409A. If any payment under this Plan is determined to be subject to Code Section 409A, this Plan shall be interpreted and administered so that the Plan and such payment complies to the fullest extent possible with Code Section 409A. Each installment payment or other payment hereunder shall be deemed to be a separate and distinct “payment” for purposes of Code Section 409A. Finally, to the extent any Plan payment is subject to Code Section 409A, neither the Participant, his/her beneficiary, nor the Employer shall have the right to accelerate or defer such payment.

[Signature line on following page]

IN WITNESS WHEREOF, the Employer has caused this Plan to be signed effective as of the Amendment Effective Date.

BEST WESTERN INTERNATIONAL, INC.

By

Its